Exhibit 99.1

Ligand to Divest Vernalis Research Operations

Consideration includes $25 million cash payment plus Ligand retains economics on completed partnerships and share of economics on current collaborations

SAN DIEGO, Calif. (October 12, 2020) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the sale of Ligand’s Vernalis research operations and internal programs to HitGen Inc. (SHA: 688222) for $25 million in cash. Under the terms of the agreement, Ligand will retain economic rights on completed collaboration licenses as well as a share of the economic rights on current research collaboration contracts. In addition, Vernalis will continue to support certain existing Ligand partnerships. The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions.

“This is an opportune time to divest the United Kingdom-based operations given our recent acquisitions of four U.S.-based companies that expand our domestic presence and capabilities and fortify our antibody discovery and protein expression businesses. This transaction with HitGen represents an attractive return on our purchase of Vernalis in October 2018, while we maintain economic rights to the promising partnerships that initially attracted us to Vernalis, including with Verona and Corvus,” said John Higgins, Chief Executive Officer of Ligand.  “We will be transitioning to HitGen approximately 80 employees as well as related laboratories and operations. HitGen is highly enthusiastic about securing a physical presence in the UK with a well-managed, fully built out R&D company. Ligand is focused on leveraging our main technology platforms including our antibody discovery, protein expression and Captisol businesses.”

“I want to acknowledge the extraordinary work our colleagues at Vernalis have done over the past two years during our time of ownership. They are talented scientists who have been a pleasure to work with as they solve important R&D challenges for partners,” continued Higgins.

Ligand retains economic rights to a portfolio of eight fully-funded partnered programs, including RPL554 (Ensifentrine), a Phase 3 novel treatment for COPD partnered with Verona Pharma, and CPI-444 (Ciforadenant), a Phase 1b/2 adenosine A2A receptor antagonist for treating various cancers partnered with Corvus Pharmaceuticals. Ligand also maintains rights to a Phase 1/2 HSP90 inhibitor, which has potential application for the treatment of COVID-19.

About Vernalis (R&D) Limited
Vernalis is a world-leading fragment and structure-based biotech company based in Cambridge, UK. Vernalis integrates fragment-based approaches, structural biology, assay technology and molecular modelling with extensive synthetic, organic and medicinal chemistry expertise to generate lead compounds and development candidates against targets in oncology, neurodegeneration, anti-infectives and inflammation. Vernalis holds fully integrated research collaborations with pharmaceutical and biotech companies across Europe and Asia.

About HitGen Inc.
HitGen is a rapidly growing biotechnology company with headquarters in Chengdu, China and a subsidiary in the U.S. HitGen has established an industry-leading platform for early-stage drug discovery research centred on DNA encoded chemical libraries (DELs). HitGen’s DELs include encoded syntheses for hundreds of billions of novel, diverse, drug-like small molecule and macrocycle compounds. These compounds are members of DELs synthesised from many hundreds of distinct chemical scaffolds, designed and assembled with tractable chemistry based on proven results for identifying drug-like leads against biological targets from known and novel classes. HitGen is working with multiple pharmaceutical and biotechnology companies, foundations and research institutes in North America, Europe and Asia to discover and develop novel therapeutics of the future.

About Ligand
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Ligand’s business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to

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participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Ligand’s business model is based on doing what Ligand does best: drug discovery, early-stage drug development, product reformulation and partnering. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Pfenex Expression Technology® is a robust, validated, cost-effective and scalable approach to recombinant protein production, and is especially well-suited for complex, large-scale protein production that cannot be made by more traditional systems. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This press release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These forward-looking statements include, without limitation, statements regarding: the expected timing and completion of the transaction with HitGen; and the potential for Ligand to receive future economics from HitGen on completed partnerships and current collaborations. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including risks that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval; risks that the proposed transaction disrupts the current plans and operations of Ligand; Ligand may not realize future benefit from the transaction, including from retained license and collaboration economics and as a result of indemnification claims under the purchase agreement and the retention by Ligand of certain liabilities associated with the Vernalis business; and other risks described in Ligand’s prior press releases and filings with the SEC. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in Ligand’s prior press releases and public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:
Ligand Pharmaceuticals Incorporated                    LHA Investor Relations
Patrick O’Brien                                Bruce Voss
investors@ligand.com                            bvoss@lhai.com
(858) 550-7893                                (310) 691-7100
Twitter: @Ligand_LGND

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